Exhibit 99.1

Press release

Henkel sustainably strengthens its craftsmen and industrial businesses in the USA

Henkel successfully completes acquisition of Sovereign Specialty Chemicals

Düsseldorf/Chicago – The acquisition of the U.S. adhesives company Sovereign Specialty Chemicals, Inc. by Henkel Corporation, a U.S. affiliate of Henkel KGaA, was successfully completed on December 27, 2004. The transaction value of the acquisition is approximately 575 million USD.

“The acquisition of Sovereign Specialty Chemicals provides Henkel in North America with a substantial and growing business in the craftsmen and DIY adhesives and sealants market and complements the industrial segment in an ideal way. We now hold a strong number two position in both segments in the U.S. market”, says Ulrich Lehner, Chairman of the Management Board of Henkel KGaA. “With the successful completion of all acquisitions made in 2004, the Henkel Group will generate about 25 percent of its sales in the USA.”

Sovereign Specialty Chemicals employs about 900 people worldwide and realized sales of 391 million USD in the period July 1, 2003 through June 30, 2004. The product range encompasses technologically sophisticated adhesives, sealants and coating materials for various industrial applications as well as for the craftsmen and DIY market segment.

“Henkel - A Brand like a Friend”. Henkel is a leader with brands and technologies that make people's lives easier, better and more beautiful. The Henkel Group operates in three strategic business areas – Home Care, Personal Care, and Adhesives, Sealants and Surface Treatment. In fiscal 2003 the Henkel Group generated sales of 9.436 billion euros and an operating profit (EBIT) of 706 million euros. More than 50,000 employees work for the Henkel Group worldwide. People in 125 countries around the world trust in brands and technologies from Henkel.

This document contains forward-looking statements which are based on current estimates and assumptions made by the corporate management of Henkel KGaA. Statements with respect to the future are characterized by the use of words such as “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, and similar terms. Such statements are not to be understood as in any way guaranteeing that those expectations will turn out to be accurate. Future performance and results actually achieved by Henkel KGaA and its affiliated companies depend on a number of risks and uncertainties and may therefore differ materially from the forward-looking statements. Many of these factors are outside Henkel's control and cannot be accurately estimated in advance, such as the future economic environment and the actions of competitors and others involved in the marketplace. Henkel neither plans nor undertakes to update any forward-looking statements.

December 28, 2004

Contact:

Henkel Group

Corporate Communications

Ernst Primosch	Lars Witteck
Tel.: +49-211-797-3533	Tel.: +49-211-797-2606
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press@henkel.com

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